Exhibit 10.1

CONSULTING AGREEMENT

This consulting agreement (the "Agreement"), made as of April 29, 2010, is entered into by Florida Exclusive Realty, LLC, a business at 310 Arthur Godfrey Road, Miami Beach, FL 33140 (the "Realty"), and,  Interdom Corp. located at 375 N. Stephanie  Street, Suite 1411 Henderson, NV 89014-8909 (the "Consultant").

The Realty desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Realty.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Realty as may be reasonably requested from time to time by the Realty, including, but not limited to, the services specified in Exhibit A.  The Consultant shall perform each service only when requested to do so by the Realty in writing. Each service request from the Realty shall specify maximum time frame allowed for performance of the service (in hours).

2.Non-Compete. During the Consulting Period (as defined below) and for six months after the conclusion of the Consulting Period, the Consultant shall not engage in any activity that has a conflict of interest with the Realty, including any competitive employment, business, or other activity, and shall not assist any other person or organization that competes, or intends to compete with the Realty.

3.Term.  This Agreement shall commence on April 29, 2010 (the "Commencement Date") and shall continue until terminated in accordance with the provisions of Section 5.

4.Compensation.

4.1.  Consulting Fees.  For the requested by the Realty consulting and valuation services performed by the Consultant, the Realty shall pay to the Consultant a fee on hourly base that will be agreed on latter date.  The Consultant shall submit to the Realty a monthly invoice, in a form that details hours worked and work completed during the previous month for such consulting fees incurred in the previous period.  The Realty shall pay to the Consultant amounts shown on each such invoice within five (5) business days after receipt thereof. The Realty will not pay for services not requested by it in writing and for hours above a maximum time specified in the request for services.

4.2.  Reimbursement of Expenses.  The Realty shall not reimburse the Consultant any out-of-pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his/her services under this Agreement.  All expenditures shall be the sole responsibility of the Consultant.

5.Termination.  This Agreement may be terminated by either the Realty or the Consultant at any time prior to the end of the Consulting Period by giving five (5) days written notice of termination.  Such notice may be given at any time for any reason, with or without cause.  The Realty will pay Consultant for all Services performed by Consultant through the date of termination.

6.Non-Solicitation.  During the Consulting Period and for a period of one (1) year thereafter, the Consultant will not directly or indirectly recruit, solicit or hire any employee of the Realty, or induce or attempt to induce any employee of the Realty to terminate his/her employment with, or otherwise cease his/her relationship with, the Realty.

7.Cooperation.  The Consultant shall use her best efforts in the performance of her obligations under this Agreement.  The Realty shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform her obligations hereunder.  The Consultant shall cooperate with the Realty's personnel, shall not interfere with the conduct of the Realty's business and shall observe all rules, regulations and security requirements of the Realty concerning the safety of persons and property.

8.Independent Parties.  It is the express intention of the parties to this Agreement that the Consultant is an independent contractor, and is classified by the Realty as such for all employee benefit purposes, and is not an employee, agent, joint venture, or partner of the Realty.  Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Realty and the Consultant.  Both parties understand and agree that the Consultant may perform services for others during the term of this Agreement.   Consultant shall have no authority to assume, create, or enlarge any obligation or commitment on behalf of the Realty without the prior written consent of the Realty.

9.Ownership.  All work products developed by the Consultant shall be deemed "work made for hire", any Consultant shall have no proprietary interest or claim in or to any work product developed by the Consultant pursuant to this Agreement.  Consultant hereby assigns and agrees to assign to the Realty, its successors, assignees, or nominees, Consultant's right, title and interest, if any, in any patents, trade secrets, trademarks, copyrights, or other proprietary information embodied in or relating to Consultant's work product under this Agreement.  At the Realty's request, the Consultant shall execute “Confidential Information and invention Assignment Agreement” necessary to give effect to the provisions of this Section 9.

10.Confidential Information.  Consultant understands that the Realty possesses Proprietary Information (as defined below) which is important to its business and that this Agreement creates a relationship of confidence and trust between Consultant and the Realty with regard to Proprietary Information.

For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Realty, or is developed, created or discovered by Consultant while performing Services, or which became or will become known by, or was or is conveyed to the Realty which has commercial value in the Realty’s business.  “Proprietary Information” includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, customers, customer lists and other information concerning the Realty’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of Realty employees, or information which is received in confidence by or for the Realty from any other person.  Consultant understands and agrees that this consulting relationship creates a relationship of confidence and trust between the Realty and Consultant with respect to Proprietary Information.

At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of the Realty, except as may be necessary in the ordinary course of performing the Services under this Agreement.

11.Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12.Entire Agreement.  This Agreement constitutes this entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13.Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Realty and the Consultant.

14.Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

15.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Realty may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

16.Miscellaneous.

16.1.No delay or omission by the Realty in exercising any right under this Agreement shall   operate as a waiver of that or any other right.  A waiver or consent given by the Realty on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2.The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Realty:

Florida Exclusive Realty, LLC

_/s/_ Sergey Bensky ____________

Sergey Bensky as Managing Member

Consultant:

Interdom Corp

/s/_ Igor Rumyantsev ___________

Igor Rumyantsev as Director

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consultant shall advise the Realty with respect to real estate-related investments and which Realty may wish in the future recommend to the Realty’ clients.

The Consultant shall when requested by the Realty present to the Realty for its consideration real estate investments which, based upon the Consultant’s preliminary investigation, are determined by the Consultant in good faith to meet the Realty’ requirements.

Subject to the Realty’ approval, the Consultant shall complete all appropriate and necessary due diligence services and negotiations to effect the acquisition. On completion of negotiations and documentation, the Consultant shall present a recommendation to the Realty.

The Consultant shall recommend to the Realty, subject to the Realty’ approval, appraisers, insurance agents and attorneys whose services are necessary or appropriate to the acquisition, ownership, development, operation and disposition of one or more of the real estate investments. The Consultant shall select and recommend to the Realty agents, accountants, mortgage originators or servicers, lenders, technical advisors, underwriters, escrow agents, custodians, agents for collection, insurance agents, architects, engineers, construction consultants and managers, construction contractors and others whose services are necessary or appropriate to the acquisition, ownership, development, operation and disposition of one or more of the real estate investments.

The Consultant shall provide other similar services within its area of expertise which Realty may reasonably request from time to time relating to the real estate investments, but this shall not include property management services which, if provided, shall be separately compensated.